EXHIBIT 3.1(i)

ARTICLES OF INCORPORATION
OF
CARROLLTON BANCORP

FIRST:                       I, Charles A. Berardesco, whose post office address is Seven Saint Paul Street, Baltimore, Maryland 21202-1626, being of the age of majority, hereby form a corporation under and by virtue of the general laws of the State of Maryland.

SECOND:                  The name of the corporation (hereinafter called the “Corporation”) is:

CARROLLTON BANCORP

THIRD:                      The purposes for which the Corporation is formed are:

(1) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, dependency or possession thereof, or of any foreign country or of any political subdivision or territory thereof, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers, and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

The term “securities” as used in this Article shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as “securities”, or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.

(2) To do anything permitted by Section 2-103 of the Maryland General Corporation Law, as amended from time to time, and any and all other lawful acts.

FOURTH:                                 The post office address of the principal office of the Corporation in this State is Two Charles Plaza, Charles and Saratoga Streets, Baltimore, Maryland 21201.  The name and post office address of the Resident Agent of the Corporation in this State are RESAGENT, INC., Seven Saint Paul Street, Baltimore, Maryland 21202-1626; said Resident Agent is a Maryland corporation.

FIFTH:                       The total number of shares of capital stock which the Corporation has authority to issue is Five Million (5,000,000) shares of Common Stock, with a par value of Ten Dollars ($10.00) per share.  The aggregate par value of all shares of capital stock is $50,000,000.

SIXTH:                       The number of directors of the Corporation shall be twelve (12) which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the provisions of the Maryland General Corporation Law.  Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the aggregate number of votes entitled to be cast in the election of directors.

The following persons shall serve as directors until the 1991 annual meeting of stockholders:

Albert R.  Counselman
John P.  Hauswald
Eugene C.  Johnson
William C.  Rogers, Jr.

The following persons shall serve as directors until the 1992 annual meeting of stockholders:

C.  Edward Hoerichs
Allen Quille
John Paul Rogers
Anthony L.  Zentgraf

The following persons shall serve as directors until the 1993 annual meeting of stockholders:

Samuel M.  Dell, Jr.
Leo A.  O’Dea
Virginia V.  Roeder
William McCallister

At each annual meeting of stockholders beginning in 1991, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of three years.

SEVENTH:                                 No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages, other than (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or in services, for the amount of the benefit or profit in money, property, or services actually received, or (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

EIGHTH:                       Except as the Bylaws of the Corporation may otherwise provide, no indemnification shall be provided for any officer or director or for any employee or agent of the Corporation or of any predecessor of the Corporation or any other entity.

NINTH:                       No holder of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH:                       In carrying on its business or for the purpose of attaining or furthering any of its objectives the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland and the power to do any and all acts and things which a natural person or partnership could do and which may now or hereafter be authorized by law, either alone or in partnership or conjunction with others.  In furtherance and not in limitation of the powers conferred by law, the powers of the Corporation and of directors and stockholders shall include the following:

(a) To make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Charter, of any outstanding stock.

(b) The Board of Directors of the Corporation is hereby specifically authorized and empowered to classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

(c) The Board of Directors shall, in connection with the exercise of its business judgment involving any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (1) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including any stockholders, if any, who do not participate in the transaction; (b) the social and economic effect on the employees, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (d) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (f) the future value of the stock or any other securities of the Corporation; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal.  If the Board of Directors determines that any actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

IN WITNESS WHEREOF, I do hereby acknowledge these Articles of Incorporation to be my act this 11th day of January, 1990.

   /s/ Charles A.  Berardesco
Charles A.  Berardesco